EXHIBIT I.4
PROPOSED FORM OF NOTICE
(Release No. 35 -          ; 70 - 8875)

                      POST EFFECTIVE AMENDMENT NO. 14
                                    TO
                                 FORM U-1
                           (AMENDMENT NO. 16)

APPLICATION/DECLARATION UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                 , 2000

        Northeast Utilities ("NU"), a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended ("the Act"), The Connecticut Light and Power Company ("CL&P"), Public Service Company of New Hampshire ("PSNH"), Western Massachusetts Electric Company ("WMECO"), and North Atlantic Energy Corporation ("NAEC"), each an electric utility subsidiary of NU, and Northeast Nuclear Energy Company ("NNECO"), The Rocky River Realty Company ("RR"), The Quinnehtuk Company ("Quinnehtuk"), and NU Enterprises, Inc. ("NUEI"), a sub-holding company over NU's non-utility subsidiaries, Northeast Generation Company ("NGC"), Northeast Generation Services Company ("NGS"), Select Energy, Inc. ("SE"), Mode 1 Communications, Inc. ("Mode 1") and HEC Inc. ("HEC"), and Yankee Energy System, Inc. ("YES"), a sub-holding company under NU, and its subsidiaries Yankee Gas Services Company ("Yankee Gas"), Yankee Energy Financial Services Company ("Yankee Financial"), NorConn Properties, Inc. ("NorConn"), Yankee Energy Services Company ("YesCo") and R.M. Services, Inc. ("RMS"), and Holyoke Water Power Company ("HWP"), have filed with the Commission a post-effective amendment (the "Amendment") to their Application/Declaration in File No. 70-8875 pursuant to the Act. NU and WMECO are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010, CL&P, NUEI, NGC, NGS, SE, NNECO, RR, Quinnehtuk and Mode 1 are located at 107 Selden Street, Berlin, Connecticut 06037, PSNH and NAEC are located at 1000 Elm Street, Manchester, New Hampshire 03105, YES, Yankee Gas, Yankee Financial, YesCo, NorConn and RMS are located at 599 Research Parkway, Meriden, Connecticut, 06450, HEC is located at 24 Prime Parkway in Natick Massachusetts and Holyoke Water Power Company is located at 1 Canal Street, Holyoke, MA 01040.

In the Amendment, the Applicants seek Commission authorization for Yankee Gas and YES to incur short-term debt, all on the terms set forth in the Application through and including December 31, 2000, as authorized by the Commission for NU, WMECO and CL&P by Order dated November 20, 1996 (HCAR No. 35-26612) and Supplemental Orders dated February 11, 1997 (HCAR No. 35-26665), March 25, 1997 (HCAR No. 35-26692), May 29, 1997 (HCAR No. 35-26721),
January 16, 1998 (HCAR No. 35-26816) and May 13, 1999 (HCAR No. 35-27004) in
this File No. 70-8875. The short-term borrowings for Yankee Gas and YES (collectively, the "Yankee Borrowers") will take a variety of forms, including short-term notes issued to bank and non-bank lending institutions through formal and informal credit lines, commercial paper issuances, open-account advances by NU to certain of its subsidiaries and use of the NU system money pool.

The Yankee Borrowers request authorization to engage in certain financing transactions for which the specific terms and conditions are not known at this time, and which may not be covered by Rule 52, without further approval by the Commission. The following general terms will be applicable to the financing transactions requested to be authorized. The effective cost of money on borrowings occurring pursuant to the authorization granted under the Application will not exceed 400 basis points over the base rate in effect from time to time of the bank or financial institution identified for such purpose with respect to the relevant financing or, if no such base rate is identified, the base rate in effect from time to time of a representative money center bank. The maturity of debt incurred will not exceed 364 days. The fees, commissions, or other similar remuneration paid in connection with the issuance of such debt or the entering into of credit facilities with respect to debt incurred pursuant to the Application will not exceed 3% of the principal amount of such debt. Borrowings from banks and other financial institutions may be either unsecured or secured. To the extent required, the provision of any collateral to secure debt incurred pursuant to the Application will be approved by applicable state regulatory commissions. Specific terms of any borrowings will be determined by the Yankee Borrowers at the time of issuance and will comply in all regards to the parameters of financing authorizations set forth above. A copy of any note or agreement executed pursuant to the authorization will be filed under cover of the next quarterly report under Rule 24.

In addition, 1) YES, Yankee Gas, RMS, Yankee Financial, YesCo, NorConn, Quinnehtuk, HEC, RR and NNECO seek Commission authorization to participate in the money pool for companies in the NU System; and 2) the Applicants seek the elimination of the maximum limitations on the borrowings by the direct and indirect nonutility subsidiaries of the NU System from the NU System Money Pool.

The Amendment and any further amendments thereto are available for public inspection through the Commission's Office of Public Reference. Any interested persons wishing to comment or request a hearing on the Amendment
should submit their views in writing by           , 2000, to the Secretary,
Securities and Exchange Commission, Washington D.C. 20549, and serve a copy on the Applicants at the addresses specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Amendment as filed or as it may be amended, may be permitted to become effective.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.

/s/
Secretary